                                                                   Exhibit 10.21

                    FIRST AMENDMENT TO 2002 RETENTION PROGRAM

         First Amendment (this "AMENDMENT") to the Delta Air Lines, Inc. 2002 Retention Program dated as of July 24, 2003 by and between Delta Air Lines, Inc., a Delaware corporation ("DELTA"), and __________ ("EXECUTIVE").

         WHEREAS, on January 23, 2002, the Personnel & Compensation Committee (the "COMMITTEE") of Delta's Board of Directors adopted the 2002 Retention Program (the "RETENTION PROGRAM");

         WHEREAS, on January 23, 2002, the Committee granted Executive a retention award opportunity (a "RETENTION AWARD") subject to the terms of the Retention Program; and

         WHEREAS, Delta and Executive have determined that it is in the best interest of Delta and Executive to amend the terms of the Retention Program as it relates to Executive as set forth herein;

         NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Retention Program has the meaning assigned to such term in the Retention Program. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference contained in the Retention Program shall, as it relates to Executive after this Amendment becomes effective, refer to the Retention Program as amended hereby.

         SECTION 2. Amendment to Section 4 of the Retention Program. Section 4 of the Retention Program is hereby amended in its entirety to read as follows:

         4.       General Rules Regarding Vesting and Payment of Retention
         Awards

                  Subject to the terms of the Program:

                  a. Vesting and Payment of First Installment. 33.3% of a participant's Retention Award shall vest on April 2, 2004 and be paid in cash within 30 days thereafter if the participant is continuously employed by Delta from January 1, 2002 through and including April 2, 2004.

                  b. Vesting and Payment of Second Installment. 33.3% of a participant's Retention Award shall vest on April 2, 2005 and be paid in cash within 30 days thereafter if the participant is continuously employed by Delta from January 1, 2002 through and including April 2, 2005.

                  c. Vesting and Payment of Third Installment. The balance of a participant's Retention Award shall vest on April 2, 2006 and be paid in cash within 30 days thereafter if the participant is continuously employed by Delta from January 1, 2002 through and including April 2, 2006.

         SECTION 3. Amendment to Section 5 of the Retention Program. Section 5 of the Retention Program is hereby amended in its entirety to read as follows:

         5.       Special Rules Regarding Vesting and Payment of Retention
         Awards

                  The General Rules Regarding the Vesting and Payment of Retention Awards in Section 4 of the Program are subject to the following terms:

                  a. Termination of Employment On or Before April 2, 2004 Because of Disability or Death. If a participant's employment with Delta terminates on or before April 2, 2004 due to Disability (as defined in the Delta 2000 Performance Compensation Plan) or death, a pro rata portion of the participant's Retention Award shall vest on the date of such termination of employment and be paid in cash within 30 days thereafter. The pro rata portion of the participant's Retention Award which shall vest under this Section 5(a) will be determined by multiplying the Retention Award by a fraction, (i) the numerator of which is the number of full and partial months (rounded to two decimal places) the participant was continuously employed by Delta during the period beginning on January 1, 2002 and ending on the date of such termination of employment; and (ii) the denominator of which is 27, provided, however, that in no event shall such fraction be greater than 1.

                  b. Termination of Employment During the Period Beginning April 3, 2004 and Ending April 2, 2006 Because of Disability or Death. If a participant's employment with Delta terminates during the period beginning April 3, 2004 and ending April 2, 2006 due to Disability or death, any unvested portion of the participant's Retention Award shall vest on the date of such termination of employment and be paid in cash within 30 days thereafter.

                  c. Termination of Employment for Reasons Other Than Disability or Death. Except to the extent otherwise determined by the Committee, if a participant's employment with Delta terminates on or before April 2, 2006 for any reason other than Disability or death, any unvested portion of the participant's Retention Award shall immediately lapse and be forfeited at the time of such termination of employment. Any vested portion of the participant's Retention Award which has not been paid as of such termination of employment shall be paid in accordance with the terms of the Program.

                  d. Change in Control On or Before April 2, 2004. If, on or before April 2, 2004, there is a Change in Control (as defined in the Delta 2000 Performance Compensation Plan) while a participant is employed by Delta, a pro rata portion of the participant's Retention Award shall vest on the date of the Change in Control and be paid in cash within 30 days thereafter. The pro rata portion of the participant's Retention Award which shall vest under this Section 5(d) will be determined by multiplying the Retention Award by a fraction,
         (i) the numerator of which is the number of full and partial months (rounded to two decimal places) the participant was continuously employed by Delta during the period beginning on January 1, 2002 and ending on the date of the Change in Control; and (ii) the denominator of which is 27, provided, however, that in no event shall such fraction be greater than 1.

                  e. Change in Control During Period Beginning April 3, 2004 and Ending April 2, 2006. If, during the period beginning April 3, 2004 and ending April 2, 2006, there is a Change in Control while a participant is employed by Delta, any unvested portion of the participant's Retention Award shall vest on the date of the Change in Control and be paid in cash within 30 days thereafter.

                  f. Discharge of Liabilities. The payment to a participant of amounts due under Section 5(d) or Section 5(e) of the Program shall discharge all liabilities of Delta to the participant (i) under the Program; and (ii) only with respect to the Program, under any executive retention protection agreement or employment agreement between Delta and the participant.

         SECTION 4. Amendment to Section 10 of the Retention Program. Section 10 of the Retention Program is hereby amended in its entirety to read as follows:

         10. Waiver of Retention Award in Connection With the Emergency Wartime Supplemental Appropriations Act of 2003

                  Notwithstanding anything in the Program to the contrary, in the event the Committee shall determine in its reasonable discretion that making any payment to which a participant may be otherwise entitled under the Program would cause Delta to violate its agreement to limit "Total Cash Compensation" to "Executive Officers" (each as defined under the agreement between Delta and the United States of America dated May 6, 2003 (the "Government Contract") entered into pursuant to the Emergency Wartime Supplemental Appropriations Act of 2003) under Paragraph 4.1 of the Government Contract, such participant shall not be entitled to such payment and, instead, the Committee shall reduce such payment (in whole or in part) by an amount, determined by the Committee in its reasonable discretion, such that Delta shall not be in such violation. Further, in the event the Committee determines in its reasonable discretion that any previously made payment to a participant under the Program would cause Delta to violate Paragraph 4.1 of the Government Contract (such payment, an "Excess Payment"), upon notification from the Committee, such participant shall promptly repay such Excess Payment to Delta. Delta shall have the right to set-off any Excess Amount against any obligation to make a payment or honor a commitment to a participant.

         SECTION 5. Waiver of Delta's Negative Discretion in Connection with Long-Term Performance Award. In consideration for the amendments to the Retention Program as set forth herein, provided that Executive's employment with Delta continues through December 31, 2003, Delta hereby waives the Committee's right pursuant to Section 6 of Executive's Performance-Based Restricted Stock Agreement dated January 25, 2001 to reduce the amount of Executive's performance award payable in calendar year 2004 thereunder.

         SECTION 6. Effectiveness. This Amendment shall be effective as of the date first above written.

         SECTION 7. Effect of Amendment. Except as amended or waived hereby, all of the provisions of the Retention Program shall remain in full force and effect without modification or waiver.

         SECTION 8. Entire Agreement. This Amendment constitutes the entire agreement between Delta and Executive with respect to the subject matter hereof, and supersedes any other prior agreement, written or oral, between the parties with respect thereto. This Amendment may only be amended by written instrument signed by both Delta and Executive.

         SECTION 9. Governing Law. This Amendment and all determinations made and actions taken hereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Georgia, and construed accordingly, to the extent not superseded by applicable federal law.

         SECTION 10. Successors. This Amendment shall be binding upon Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         IN WITNESS WHEREOF, Delta and Executive have executed this Amendment.

EXECUTIVE                                       Delta Air Lines, Inc.

                                                By:
                                                    ----------------------------
-------------------                             Name:  [David Goode]
[Executive]                                     Title: [Chairman, Personnel &
                                                       Compensation Committee]